EXHIBIT 1

AGREEMENT

          In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, par value $0.025 per share, of Neurogen Corporation being filed with the Securities and Exchange Commission on behalf of each of them.

April 28, 2004

By:	/s/ Julian C. Baker

Julian C. Baker

By:	/s/ Felix J. Baker

Felix J. Baker

By:	/s/ Andrew H. Tisch

Andrew H. Tisch

By:	/s/ Daniel R. Tisch

Daniel R. Tisch

By:	/s/ James S. Tisch

James S. Tisch

By:	/s/ Thomas J. Tisch

Thomas J. Tisch

By:	/s/ Joan H. Tisch

Joan H. Tisch

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